    As filed with the Securities and Exchange Commission on September 11, 2000
                                                       Registration No. 333-
================================================================================
                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              SNOWBALL.COM, INC.
            (Exact Name of Registrant as Specified in Its Charter)


              Delaware                                         94-3316902
     (State or Other Jurisdiction                           (I.R.S. Employer
   of Incorporation or Organization)                       Identification No.)

                   250 Executive Park Boulevard, Suite 4000
                       San Francisco, California 94134
         (Address of Principal Executive Offices, including Zip Code)

          Non-Plan Restricted Stock Purchase Agreements of Registrant
                           (Full Title of the Plans)

                               James R. Tolonen
              Chief Operating Officer and Chief Financial Officer
                              Snowball.com, Inc.
                   250 Executive Park Boulevard, Suite 4000
                       San Francisco, California 94134
                                (415) 508-2000
           (Name, Address and Telephone Number of Agent for Service)

                                  Copies to:

                          Robert B. Dellenbach, Esq.
                             Darren L. Nunn, Esq.
                              Fenwick & West LLP
                              275 Battery Street
                       San Francisco, California 94111

                                             CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
                                                                   Proposed                Proposed
                                                Amount             Maximum                 Maximum            Amount of
                                                to be          Offering Price Per      Aggregate Offering    Registration
Title of Securities to be Registered          Registered            Share (1)               Price                 Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value                2,378,021                  $ 2.63             $ 6,254,195          $ 1,651

(1) Estimated as of September 5, 2000 pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Registrant's common stock as reported by the Nasdaq National Market on September 5, 2000.

--------------------------------------------------------------------------------

                                   PROSPECTUS

--------------------------------------------------------------------------------

                               2,378,021 Shares

                              SNOWBALL.COM, INC.

                                 Common Stock

                           _________________________


The 2,378,021 shares of common stock covered by this prospectus were previously issued by Snowball pursuant to non-plan restricted stock purchase agreements. These shares may be offered and sold over time by the stockholders named in this prospectus under the heading "Selling Stockholders," by their pledgees or donees, or by other transferees that receive the shares in transfers other than public sales.

Each selling stockholder may sell his Snowball shares in the open market at prevailing market prices, or in private transactions at negotiated prices. He may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers, or dealers may receive discounts, concessions or commissions from the selling stockholders or from the purchaser, and this compensation might be in excess of the compensation customary in the type of transaction involved. See "Plan of Distribution."

We will not receive any of the proceeds from the sale of these shares.

Our common stock currently trades on the Nasdaq National Market under the symbol "SNOW." The last reported sale price on September 5, 2000, was $2.69 per share.

                           _________________________

Investing in our common stock involves risks. See "Risk Factors" beginning on page 3.

                           _________________________

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

              The date of this Prospectus is September 11, 2000.

                           _________________________

   In connection with this offering, no dealer, salesperson or other person is authorized to give any information or to make any representation not contained in this prospectus. If information is given or representations are made, you may not rely on that information or those representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus.

                               TABLE OF CONTENTS

                                 ____________

Prospectus Summary........................................................   2
Risk Factors..............................................................   5
Use of Proceeds...........................................................  13
Dilution..................................................................  13
Selling Stockholders......................................................  14
Plan of Distribution......................................................  15
Legal Matters.............................................................  17
Incorporation of Documents by Reference...................................  17

                                 ____________

   This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this prospectus, the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "should" or "will" or similar expressions identify certain of such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including under the heading "Risk Factors." These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth herein may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth herein. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

   Unless the context otherwise requires, the terms "we," "our," "us," "the Company" and "Snowball" refer to Snowball.com, Inc., a Delaware corporation.

                                 ____________

                              PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this prospectus and does not contain all the information you should consider before buying shares in this offering. You should read the entire prospectus carefully.

                              Snowball.com, Inc.

  We operate a network of destination web sites that offer content, community and commerce to the Internet generation, or Generation i. We view Generation i as individuals between the ages of 13 and 30 who consider the Internet to be an integral part of their daily lives. The United States Census Bureau estimates that there were 67.9 million individuals in this age group in 1999, and those individuals between the ages of 15 and 24 had an aggregate mean income of $302.4 billion in 1998. We serve this group by providing its members with current content, relevant services, a forum for interacting with one another and carefully selected merchandise. Our primary sources of revenue are selling advertising, sponsorships, marketing programs, and commerce partnerships to companies who wish to reach Generation i for branding or selling their products and services.

     From our inception in January 1997 through December 1998, we operated as independent divisions of Imagine Media, Inc. During this period, we focused our operating activities primarily on the creation of our IGN, ChickClick and PowerStudents networks; the development of relationships with web content partners or "affiliates" to expand our content and community offerings; and the generation of revenue from advertising sales. We were incorporated as an independent company in Delaware in January 1999 as Affiliation, Inc. and changed our name to Affiliation Networks, Inc. in February 1999. We then changed our name to Snowball.com, Inc. in September 1999.

     In addition to the creation of our own web site content, our relationships with our affiliates are an important part of our business model. By adding new affiliates to our networks, we are able to gain new content and increase the consolidated page views of our networks. We typically enter into agreements with affiliates for periods of between six months and five years. These agreements offer affiliates revenue opportunities and a package of integrated marketing services and support in exchange for the integration of their site and audience into our network and the use of their site for advertising, promotions and sponsorships. Typically, we pay affiliates a portion of the revenue generated from advertising, promotions and sponsorships run on their pages, and in some cases, we pay minimum guaranteed payments.

     Since our inception, we have acquired some of our affiliates. We anticipate that we may acquire additional affiliates and selected assets of affiliates in the future.

  Our operating activities to date have been focused on developing the quality of our content and services; expanding our audience and the usage of our services; establishing relationships with users, affiliates and the companies who want to reach this large web-centric audience; building sales momentum and marketing our networks and Snowball brands; developing our computer software and hardware infrastructure; recruiting personnel; and raising capital.

  According to Media Metrix, our networks attracted over 7.2 million unique visitors in June 2000, making us the 26/th/ highest-trafficked properties, or networks of affiliated web sites, on the Internet and, we believe, one of the leading online destinations for Generation i. Additionally, based on the same Media Metrix data, visitors spent more time per day during that period on our network than on all but 11 other properties among the top 50 properties. As of June 30, 2000, we had over six million registered users.

  Our principal executive offices are located at 250 Executive Park Boulevard, Suite 4000, San Francisco, California 94134 and our telephone number is (415) 508-2000.

                                 The Offering

  Each of the shares that may be offered under this prospectus were issued by us pursuant to restricted stock purchase agreements. These shares are being offered on a continuous basis under Rule 415 of the Securities Act.

  Common stock that may be offered by selling stockholders..........  2,378,021

  Common stock outstanding after this offering...................... 37,480,400*

  Use of proceeds.............................. we will not receive any proceeds

  ______________
  *Based on the number of shares outstanding as of July 31, 2000.

                                 RISK FACTORS

  You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment decision. These risks and uncertainties could cause our future results to differ materially from those expressed or implied in forward-looking statements made by us. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may impair our business operations. If any of the following actually occurs, our business, our financial condition and the results of our operations could be seriously harmed, the trading price of our common stock could decline and you might lose all or part of your investment.

                         Risks Related to Our Business

Our business model is unproven and may fail.

We have a limited operating history upon which you can evaluate our business model and prospects and the merits of investing in our stock. If our business model proves to be unsuccessful, the trading price of our stock will fall. Our IGN, ChickClick and PowerStudents networks began operating as divisions of Imagine Media in March 1997, February 1998 and August 1998, respectively. We were incorporated in January 1999, and Imagine Media contributed the IGN, ChickClick and PowerStudents assets to us in February 1999. Accordingly, our prospects and the merits of investing in our stock must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as Internet content and services. In particular, we are implementing an evolving and unpredictable business model. Our business model is unproven and may fail, which could harm our business and diminish the value of your investment.

Our quarterly revenue and operating results may fluctuate in future periods and we may fail to meet expectations, which may reduce the trading price of our common stock.

We cannot forecast our revenue and operating results with precision, particularly because our products and services are relatively new and our prospects uncertain. If revenue in a particular period does not meet expectations, it is likely that we will be unable to adjust our level of expenditures significantly for the same period. If our operating results fail to meet expectations, the trading price of our common stock would decline. We believe that period-to-period comparisons are not meaningful and are not indicative of future performance. We anticipate that the results of our operations will fluctuate significantly in the future as a result of a variety of factors, including the long sales cycle we face selling advertising and promotions, seasonal trends in Internet usage, advertising placements and e-commerce, and other factors discussed in this section. Approximately half of our revenue is generated from Internet-oriented companies that may experience greater variability in advertising spending. As a result, it is likely that in some future quarters or years our results of operations will fall below the expectations of securities analysts or investors, which would cause the trading price of our common stock to decline.

We have a history of losses and expect to incur substantial net losses for the foreseeable future.

We have incurred net losses since the formation of our business in January 1997. At June 30, 2000, we had an accumulated deficit of approximately $79 million.
We may increase our operating expenses to expand our affiliate base, develop additional networks, expand our sales and marketing operations, hire more salespersons, increase our marketing and promotional activities, develop and upgrade our technology and purchase equipment and leasehold improvements for our operations and network infrastructure. We also may incur costs relating to the acquisition of content, other businesses or technologies. We may not generate sufficient revenue to offset these expenditures. As a result, we expect to incur significant operating losses on a quarterly basis for the foreseeable future, and may never be profitable. Even if we do achieve profitability, we might not be able to sustain profitability on a quarterly or annual basis in the future.

If we fail to maintain our relationships with affiliates, or incorporate new affiliates into our networks on a timely basis, our revenue will decline.

We derive revenue primarily from advertisers who pay us to advertise on our networks because our networks attract a large number of visitors. We rely upon our affiliates to generate a significant portion of the content that attracts visitors to our networks. If we lose these affiliates and cannot replace them with affiliates having comparable traffic patterns and user demographics, or if we fail to maintain or add affiliates to our networks on a timely basis, we will lose revenue. We could lose an affiliate if it were to:

  .  terminate or fail to renew its affiliate agreement with us;
  . be acquired by or otherwise form a relationship with one of our competitors;
  . demand from us a greater portion of revenue derived from advertisements placed on its web sites; or
  .  seek to require us to make payments for access to its web sites.

During the first half of 2000, the loss of affiliates did not have a significant impact on our revenue because during the same period we entered into agreements with new affiliates. We cannot assure you, however, that we will not lose a major affiliate in the future, which could cause our revenue to decline. We also must continue to identify potential new affiliates to ensure that we keep pace with the changing interests, styles, trends and preferences of Generation
i. Web sites targeting Generation i might not continue to emerge at their current pace or at all. Moreover, we may be unable to identify potential new affiliates as they emerge or to negotiate affiliate agreements with potential new affiliates on a timely basis. In addition, we will likely face increasing competition for the content and services provided by current or potential affiliates. If we fail to continue to identify and enter agreements with potential new affiliates on a timely basis, our networks may lose their relevance to Generation i, we will lose advertising and promotional opportunities and our revenue will decline.

If our IGN network is unsuccessful, our revenue will decline substantially.

We rely upon IGN for a substantial portion of our traffic and advertising revenue. IGN is a network of web sites that provide information and entertainment to Generation i men. IGN accounted for approximately 73% of our consolidated page views in June 2000, approximately 18% of our registered users as of June 30, 2000 and a substantial portion of our revenue for the three months ended June 30, 2000. If we are unable to anticipate changes in the interests, styles, trends or preferences of the audience targeted by IGN, if we are unable to maintain our relationship with affiliates of IGN or incorporate new affiliates into the IGN network on a timely basis or if IGN otherwise loses traffic, our ability to generate advertising revenue would be impeded to an even greater extent than if any of those events occurred with respect to any of our other networks.

If our advertising, commerce partnership and marketing arrangements are terminated or are not renewed, our revenue will decline.

To date, we have derived a substantial portion of our revenue from a small number of advertising and marketing customers. We expect that this will continue during the early stages of our development and may continue indefinitely. If our arrangements with these customers are terminated or are not renewed, our revenue will decline. In addition, many of our advertising and marketing customers enter into agreements with us that have a term of less than six months, and one or more of our material advertising agreements has a six-month term. As a result, our customers could cancel these agreements, change their advertising expenditures or buy advertising from our competitors on relatively short notice and without penalty. Because we expect to derive a large portion of our future revenue from advertising and marketing arrangements, these short-term agreements expose us to competitive pressures and potentially severe fluctuations in our financial results.

If we fail to perform in accordance with the terms of our advertising agreements, we will lose revenue.

Our advertising agreements typically provide for minimum performance levels, such as click-throughs by web users or impressions. If we fail to perform in accordance with these terms, we typically have to provide free advertising to the customer until the minimum level is met, causing us to lose revenue and/or incur additional costs. In addition, we occasionally guarantee the availability of advertising space in connection with promotion arrangements and content agreements and often guarantee exclusive placement on our network for our largest customers, which precludes us from permitting certain competitors of these customers to offer products and services on our network that are similar to those offered by our exclusive customers. If we cannot fulfill the guarantees we make to our customers, or if we lose potential customers whose advertisements, sponsorships and promotions conflict with those of other customers, we will lose revenue and our future growth may be impeded.

If we do not continue to attract and retain users we may not be able to compete successfully for advertisers and commerce partners, which would cause our revenue to decline.

We currently derive substantially all of our revenue from advertisers and commerce partners who pay us to advertise on our networks, and our business model depends in part on increasing the amount of this revenue. The market for advertising revenue is highly competitive. We must continue to attract and retain users to compete successfully for advertising revenue. If we fail to attract and retain more users, our revenue will decline. Many of our current competitors, as well as a number of potential new competitors, have significantly greater editorial, financial, technical, marketing, sales and other resources than we do. Our competitors may develop content and service offerings that are superior to ours or achieve greater market acceptance than ours. Moreover, if our content and service offerings fail to achieve success in the short term, we could suffer an insurmountable loss in market share and brand acceptance.

Technical problems with either our internal or our outsourced computer and communications systems could interrupt our service, resulting in decreased customer satisfaction, the possible loss of users and advertisers and a decline in revenue.

Our operations depend on our ability to maintain our computer systems and equipment in effective working order. Our web sites must accommodate a high volume of traffic and deliver frequently updated information. Any sustained or repeated system failure or interruption would reduce the attractiveness of our web sites to customers and advertisers and could cause us to lose users and advertisers to our competitors. This would cause our revenue to decline. In addition, interruptions in our systems could result from the failure of our telecommunications providers to provide the necessary data communications capacity in the time frame we require. Unanticipated problems affecting our systems have caused interruptions from time to time in the past, and could cause interruptions in the future, slower response times and interruptions in our services. Our web sites reside on computer systems located in the San Francisco Bay area. Fire, earthquakes, power loss, water damage, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events, may damage our computer systems and interrupt service. Our computer system's continuing and uninterrupted performance is critical to our success. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems.

If we lose key personnel or are unable to hire additional qualified personnel, or if our management team is unable to perform effectively, we will not be able to implement our business strategy or operate our business effectively.

Our success depends upon the continued services of our senior management and other key personnel, many of whom would be difficult to replace. The loss of any of these individuals would adversely affect our ability to implement our business strategy and to operate our business effectively. In particular, the services of Mark Jung, our chief executive officer, would be difficult to replace. None of our officers or key employees is bound by an employment agreement, nor do we have "key person" life insurance policies covering any of these individuals. Our success also depends upon our ability to continue to attract, retain and motivate skilled employees. Competition for employees in our industry is intense, especially in the San Francisco Bay area. We believe that there are only a limited number of persons with the requisite skills to serve in many key positions and it is becoming increasingly difficult to hire, retain and motivate these persons. We have in the past experienced, and we expect to continue to experience, difficulty in hiring and retaining skilled employees with appropriate qualifications. Competitors and others have in the past attempted, and may in the future attempt, to recruit our employees. We believe that we will incur increasing salaries, benefits and recruiting expenses because of the difficulty in hiring and retaining employees. Finally, our success depends on the ability of our management to perform effectively, both individually and as a group. Some members of our management team have been working together for less than one year. Richard Boyce, was hired as our President of the Networks in March 2000. If our management is unable to operate effectively in their respective roles or as a team, we will not be able to implement our business strategy or operate our business effectively.

Our failure to manage growth effectively could result in our inability to operate our business effectively.

We have rapidly and significantly expanded our operations and anticipate that further expansion will be required to address potential market opportunities. If we fail to manage this expansion effectively, we will be unable to operate our business effectively. Since our incorporation in January 1999 to June 30, 2000, our business grew from approximately 40 employees to 340 employees. This rapid growth has placed, and we expect it to continue to place, a significant strain on our management, operational and financial resources. As part of this growth, we will have to implement new operational and financial systems, procedures and controls and expand, combine or eliminate existing networks and organizational structures.

Our prospects for obtaining additional financing, if required, are uncertain and failure to obtain needed financing would limit our operations and might cause our business to fail.

Our operating history is too brief for us to know with certainty whether our cash reserves and any cash flows from operations or financing will be sufficient to fund our operations. We expect to need to raise additional funds based upon our estimates of revenue, expense, working capital and capital expenditure requirements, or if we are required to respond to unforeseen technological or marketing hurdles or if we choose to take advantage of unanticipated opportunities. If adequate funds are not available to satisfy either short- or long-term capital requirements, we might be required to limit our operations significantly and our business might fail. Additional financing might not be available when required. Our future capital requirements are dependent upon many factors, including:

  .  the rate at which we expand our sales and marketing operations;
  .  the amount and timing of fees paid to affiliates;
  . the amount and timing of leasehold improvements and capital equipment purchases;
  .  the extent to which we expand our content and service offerings;
  . the extent to which we develop and upgrade our technology and data network infrastructure;
  . the response of competitors to our content and service offerings; and . the willingness of advertisers to become or remain our customers.

Additional financings could disadvantage our existing stockholders.

If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders would be reduced and the value of their investments might decline. In addition, any new securities issued might have rights, preferences or privileges senior to those securities held by our stockholders. If we raise additional funds through the issuance of debt, we might become subject to restrictive covenants.

If we are unable to identify or successfully integrate potential acquisitions and investments, we may not grow as planned, our expenses may increase and our management's attention may be diverted from the operation of our business.

Since our incorporation, we have acquired several businesses or the selected assets of other businesses and our growth strategy includes acquiring or making investments in complementary businesses, products, services or technologies in the future. If we are unable to identify suitable acquisition or investment candidates we will not grow as planned. Even if we do identify suitable candidates, we might not be able to make acquisitions or investments on commercially acceptable terms and on a timely basis. If we buy a business, we could have difficulty in assimilating that company's personnel, operations, products, services or technologies into ours.

We may have to litigate to protect our intellectual property rights, or to defend claims that we have infringed the rights of others, which could subject us to significant liability and be time consuming and expensive.

Our success depends significantly upon our copyrights, trademarks, service marks, trade secrets, technology and other intellectual property rights. The steps we have taken to protect our intellectual property may not be adequate and third parties may infringe or misappropriate our intellectual property. If this occurs, we may have to litigate to protect our intellectual property rights. These difficulties could disrupt our ongoing business, increase our expenses and distract our management's attention from the operation of our business. We have not applied for the registration of all of our trademarks and service marks, and effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our content, services and products are made available online. If we were prevented from using our trademarks, we would need to re-implement our web sites and rebuild our brand identity with our customers, users and affiliates. This would increase our operating expenses substantially. Companies frequently resort to litigation regarding intellectual property rights. From time to time, we have received, and we may in the future receive, notices of claims of infringement of other parties' proprietary rights. We may have to litigate to defend claims that we have infringed the intellectual properly rights of others. Any claims of this type could subject us to significant liability, be time-consuming and expensive, divert management's attention, require the change of our trademarks and the alteration of content, require us to redesign our web sites or services or require us to pay damages or enter into royalty or licensing agreements. These royalty or licensing agreements, if required, might not be available on acceptable terms or at all. If a successful claim of infringement were made against us and we could not develop non-infringing intellectual property or license the infringed or similar intellectual property on a timely and cost-effective basis, we might be unable to continue operating our business as planned.

We have adopted anti-takeover defenses that could delay or prevent an acquisition of our company, even an acquisition that would be beneficial to our stockholders.

Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock. Issuance of the preferred stock would make it more difficult for a third party to acquire a majority of our outstanding voting stock, even if doing so would be beneficial to our stockholders. Without any further vote or action on the part of the stockholders, the board of directors has the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if issued, might have conversion rights and other preferences that work to the disadvantage of the holders of common stock. Our certificate of incorporation, bylaws and equity compensation plans include provisions that may deter an unsolicited offer to purchase Snowball. These provisions, coupled with the provisions of the Delaware General Corporation Law, may delay or impede a merger, tender offer or proxy contest involving Snowball. Furthermore, our board of directors has been divided into three classes, only one of which will be elected each year. Directors will only be removable by the affirmative vote of at least 66 2/3% of all classes of voting stock. These factors may further delay or prevent a change of control of Snowball and may be detrimental to our stockholders.

                         Risks Related to Our Industry

Since our revenue is derived primarily from selling advertisements, our revenue might decline and we might not grow if advertisers do not continue or increase their usage of the Internet as an advertising medium.

In the past, we have derived, and we expect to continue to derive in the future, substantially all of our revenue from selling advertisements. However, the prospects for continued demand and market acceptance for Internet marketing solutions are uncertain. If advertisers do not continue or increase their usage of the Internet, our revenue might decline or we might not grow. Most advertising agencies and potential advertisers, particularly local advertisers, have only limited experience advertising on the Internet and may not devote a significant portion of their advertising expenditures to Internet advertising. Moreover, advertisers that have traditionally relied on other advertising media may not advertise on the Internet. In addition, advertising on the Internet is at a much earlier stage of development in international markets than it is in the United States and may not fully develop in these markets. As the Internet evolves, advertisers may find Internet advertising to be a less attractive or effective means of promoting their products and services relative to traditional methods of advertising and may not continue to allocate funds for Internet advertising. Many historical predictions by industry analysts and others concerning the growth of the Internet as a commercial medium have overstated the growth of the Internet and should not be relied upon. This growth may not occur or may occur more slowly than estimated.

There can be no assurance that customers will continue to purchase advertising on our web pages, or that market prices for web-based advertising will not decrease due to competitive or other factors. In addition, if a large number of Internet users use filter software programs that limit or remove advertising from the user's monitor, advertisers may choose not to advertise on the Internet. Moreover, there are no widely accepted standards for the measurement of the effectiveness of Internet advertising, and standards may not develop sufficiently to support Internet advertising as a significant advertising medium.

Our ability to implement our business strategy and our ultimate success depend on continued growth in the use of the Internet and the ability of the Internet infrastructure to support this growth.

Our business strategy depends on continued growth in the use of the Internet and increasing the number of users who visit our networks. A decrease in the growth of web usage, particularly usage by Generation i, would impede our ability to implement our business strategy and our ultimate success. If the Internet continues to experience significant growth in the number of users, frequency of use and amount of data transmitted, the Internet infrastructure might not be able to support the demands placed on it or the performance or reliability of the Internet might be adversely affected. Web sites have experienced interruptions in service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays occur frequently in the future, Internet usage, as well as the usage of our web sites, could grow more slowly than expected or decline. Security and privacy concerns may also slow growth. Because our revenue ultimately depend upon Internet usage generally as well as on our web sites, our business may suffer as a result of retarded or declining growth.

We might have to expend significant capital or other resources to protect our networks from unauthorized access, computer viruses and other disruptive problems.

Internet and online service providers have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. We might be required to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by such breaches. Nevertheless, security measures that we implement might be circumvented. Eliminating computer viruses and alleviating other security problems may also require interruptions, delays or cessation of service to users accessing web pages that deliver our content and services. In addition, a party who circumvents our security measures could misappropriate proprietary information or cause interruptions in our operations.

We may be sued regarding privacy concerns, subjecting us to significant liability and expense.

If third parties were able to penetrate our network security or otherwise misappropriate our users' personal information or credit card information, we could be subject to significant liability and expense. We may be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. Claims could also be based on other misuses of personal information, such as unauthorized marketing purposes. These claims could result in costly litigation. The Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. In 1998, the United States Congress enacted the Children's Online Privacy Protection Act of 1998. We depend upon collecting personal information from our customers and the regulations promulgated under this act have made it more difficult for us to collect personal information from some of our customers. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated. Furthermore, the European Union recently adopted a directive addressing data privacy that may limit the collection and use of information regarding Internet users. This directive and regulations enacted by other countries may limit our ability to target advertising or to collect and use information internationally.

Information displayed on and communication through our networks could expose us to significant liability and expense.

We face possible liability for defamation, negligence, copyright, patent or trademark infringement and other claims, such as product or service liability, based on the nature and content of the materials published on or downloaded from our web sites. These types of claims have been brought, sometimes successfully, against Internet companies and print publications in the past, and the potential liability associated with these claims is significant. We could also be subjected to claims based upon the online content that is accessible from our web sites through links to other web sites or through content and materials that may be posted in chat rooms or bulletin boards. We do not verify the accuracy of the information supplied by third-party content providers, including affiliates. We also offer email services which may subject us to potential risks, such as liabilities or claims resulting from unsolicited email, lost or misdirected messages, illegal or fraudulent use of email or interruptions or delays in email service. The law in these areas is unclear. Accordingly, we are unable to predict the potential extent of our liability. Our insurance may not cover potential claims of this type, or may not be adequate to indemnify us for all liability that may be imposed.

Changes in regulation of domain names may result in the loss or change of our domain names, a reduction in brand awareness among our customers and a diminished ability to attract advertisers and generate revenue.

We hold various domain names relating to our networks and brands. In the United States, the National Science Foundation has appointed a limited number of entities as the current exclusive registrars for the ".com," ".net" and ".org" generic top level domains. We expect future changes in the United
States to include a transition from the current system to a system controlled by a non-profit corporation and the creation of additional top level domains. Requirements for holding domain names also are expected to be affected. These changes may result in the loss or change of our domain names, a reduction in brand awareness among our customers and a diminished ability to attract advertisers and generate revenue. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. In addition, we may lose our domain names to third parties with trademarks or other proprietary rights in those names or similar names.

Future regulation of the Internet may slow its growth, resulting in decreased demand for our services and increased costs of doing business.

Although we are subject to regulations applicable to businesses generally, few laws or regulations exist that specifically regulate communications and commerce over the Internet. We expect more stringent laws and regulations relating to the Internet to be enacted due to the increasing popularity and use of the Internet and other online services. Future regulation of the Internet may slow its growth, resulting in decreased demand for our services and increased costs of doing business. New and existing laws and regulations are likely to address a variety of issues, including:

     .  user privacy and expression;

     .  taxation and pricing;

     .  the rights and safety of children;

     .  intellectual property; and

     .  information security.

Currently we may be subject to Sections 5 and 12 of the Federal Trade Commission Act, which regulate advertising in all media, including the Internet, and require advertisers to have substantiation for advertising claims before disseminating advertisements. The Federal Trade Commission recently brought several actions charging deceptive advertising via the Internet, and is actively seeking new cases involving advertising via the Internet. We also may be subject to the provisions of the recently enacted Communications Decency Act, which, among other things, imposes substantial monetary fines and/or criminal penalties on anyone who distributes or displays certain prohibited material over the Internet or knowingly permits a telecommunications device under its control to be used for this purpose. In addition, several telecommunications companies and local telephone carriers have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees. If this were to occur, the cost of communicating on the Internet could increase substantially, potentially decreasing the use of the Internet.

Finally, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could also increase our costs of doing business, discourage Internet communications and reduce demand for our services.

We may be subject to significant liability for products sold through our web sites.

We introduced ChickShops, our first e-commerce initiative, in December 1999 and plan to develop a range of e-commerce activities. Consumers may sue us if any of the products sold through our web sites are defective, fail to perform properly or injure the user. Liability claims resulting from our sale of products could require us to spend significant time and money in litigation or to pay significant damages.

                    Risks Related to the Securities Markets

We expect to experience volatility in our stock price, which could negatively affect your investment.

Our common stock has only recently been traded in a public market and an active trading market for our stock may not be sustained. Moreover, the trading price of our common stock is likely to be highly volatile in response to a number of factors, such as:

  .  actual or anticipated variations in our quarterly results of operations;

  .  the addition or loss of affiliates;

  . changes in the market valuations of other Internet content and service companies;

  . announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

  .  changes in financial estimates or recommendations by securities analysts;

  .  additions or departures of key personnel, and

  .  additions or departures of key customers.

In addition, broad market and industry factors may materially and adversely affect the market price of our common stock, regardless of our operating performance. The Nasdaq National Market, and the market for Internet and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies.

Class action litigation resulting from volatility of the trading price of our common stock would likely result in substantial costs and a diversion of management's attention and resources.

Volatility in the trading price of our common stock could result in securities class action litigation. Any litigation would likely result in substantial costs and a diversion of management's attention and resources.

Should our stockholders sell a substantial number of shares of common stock in the public market, the price of our common stock could fall.

Our current stockholders hold a substantial number of shares which they will be able to sell in the public market in the near future. Sales of a substantial number of these shares could reduce the market price of our common stock. Even the perception that our current stockholders might sell shares of common stock could depress the trading price of the common stock. These sales, and the possibility of these sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Our officers and directors and their affiliates exercise significant control over us, which could disadvantage other stockholders.

Our executive officers and directors and their affiliates together owned approximately 66% of our outstanding common stock as of June 30, 2000. Christopher Anderson, the chairman of our board of directors, owned approximately 40% of our outstanding common stock alone. As a result, these stockholders exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of control could disadvantage other stockholders with interests different from those of our officers, directors and their affiliates. For example our officers, directors and their affiliates could delay or prevent someone from acquiring or merging with us even if the transaction would benefit other stockholders.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sales of our common stock by the selling stockholders under this prospectus.


                                   DILUTION

     As of June 30, 2000, our net tangible book value was approximately $56.9 million, or $1.52 per share of common stock. The net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by 37,462,300 shares of common stock outstanding at June 30, 2000. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately following this offering.

     We will not receive any proceeds from the sale of the common stock by the selling stockholders under this prospectus and the shares offered under this prospectus are already outstanding. Accordingly, the amount of our total tangible assets, total liabilities and shares of common stock outstanding will not change as a result of the sale of any of the shares offered under this prospectus. Therefore, our net tangible book value and net tangible book value per share immediately following this offering will remain unchanged from the numbers set forth above, assuming that no additional shares of common stock are issued after the date of this prospectus.

     Assuming that the shares offered under this prospectus are sold at a price of $2.69, the closing price of our common stock on September 5, 2000, new purchasers of the shares will experience an immediate dilution of $1.17 per share. The following table illustrates the per share dilution:

Assumed offering price per share.........................................  $2.69
Net tangible book value per share before and after this offering...  ....   1.52
                                                                           -----
Dilution per share to new purchasers.....................................  $1.17
                                                                           =====

     The above discussion and table assume no exercise of any stock options or warrants for common stock outstanding as of June 30, 2000. If any of these options or warrants are exercised, there will be further dilution to new purchasers.

                             SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the shares beneficially owned by the selling stockholders named below as of September 11, 2000, the shares that may be offered and sold from time to time by the selling stockholders pursuant to this prospectus, assuming the selling stockholder sells all of the shares offered in this prospectus, and the nature of any position, office or other material relationship which each selling stockholder has had with Snowball or any of its predecessors or affiliates within the past three years. The selling stockholders named below, together with any pledgee or donee of the selling stockholders, and any person who may purchase shares offered hereby from the selling stockholders in a private transaction in which they are assigned the stockholders' rights to registration of their shares, are referred to in this prospectus as the "selling stockholders." Because the selling stockholders may offer from time to time all or some of their shares under this prospectus, no assurances can be given as to the actual number of shares that will be sold by any selling stockholder or that will be held by the selling stockholders after completion of the sales. Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that consider shares to be beneficially owned by any person who has voting or investment power with respect to the shares. Common stock subject to options that are currently exercisable or exercisable within 60 days after September 11, 2000 are considered to be outstanding and to be beneficially owned by the person holding the options.

                                                                                       Percentage of
                                                                                        outstanding
                              Shares owned                          Shares owned        shares owned
Name                        before offering     Shares offered     after offering      after offering
----                        ---------------     --------------     --------------      --------------
Mark A. Jung                 3,027,032/(1)/       1,978,021          1,049,011              2.8%
James R. Tolonen               750,000/(2)/         400,000            350,000                *
                             ---------            ---------          ---------              ---
      Totals                 3,777,032            2,378,021          1,399,011

_______

* Less than 1%

(1) Includes 10,000 shares of Common Stock held by the Jung-Murdock Children's Trust U/A 11/23/93, Susan Murdock TTEE. Mr. Jung disclaims beneficial ownership with respect to the shares held by the Jung-Murdock Children's Trust. Included in the sharers held by Mr. Jung are 1,978,021 shares subject to a repurchase right in favor of the Company which lapses ratably over a 48-month period from December 1998. Mr. Jung has served as our President and Chief Executive Officer since our inception. The address for Mr. Jung is c/o Snowball.com, Inc., 250 Executive Park Blvd., Suite 4000, San Francisco, CA 94134.

(2) Represents 400,000 shares held by Mr. Tolonen, 120,000 shares held by the James R. Tolonen and Ginger Tolonen Family Trust dated 9/26/96, Ginger and James Tolonen trustees, 30,000 shares held by James R. Tolonen, trustee of the James R. Tolonen Grantor Retained Annuity Trust and 200,000 shares subject to options exercisable within 60 days of the date of this prospectus. Included in the sharers held by Mr. Tolonen are 400,000 shares subject to a repurchase right in favor of the Company which lapses ratably over a 48-month period from October 1999. Mr. Tolonen has served as Chief Operating Officer and Chief Financial Officer of Snowball since October 1999. Prior to then, Mr. Tolonen had no material relationship with Snowball. The address for Mr. Tolonen is c/o Snowball.com, Inc., 250 Executive Park Blvd., Suite 4000, San Francisco, CA 94134.

                             PLAN OF DISTRIBUTION

     The selling stockholders and their successors, including their transferees, pledgees or donees or their successors, may sell the common stock offered under this prospectus directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Neither Snowball nor the selling stockholders can presently estimate the amount of this compensation.

     The common stock offered under this prospectus may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions which may involve crosses or block transactions:

          . on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

          .    in the over-the-counter market;

          . in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

          . through the writing of options, whether the options are listed on an options exchange or otherwise; or

          .    through the settlement of short sales.

     In connection with the sale of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

     The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. Snowball will not receive any of the proceeds from this offering.

     Snowball's outstanding common stock is listed for trading on the Nasdaq National Market.

     The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. A selling stockholder may not sell any common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

     To the extent required, the specific common stock to be sold, the names of the selling stockholders, the purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. This prospectus also may be used, with Snowball's consent, by donees or pledgees of the selling stockholders, or by other persons acquiring shares and who wish to offer and sell shares under circumstances requiring or making desirable its use.

     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

     The common stock offered under this prospectus was originally issued by Snowball in connection with restricted stock purchase agreements entered into in connection with the employment of the selling stockholders pursuant to exemptions from the registration requirements of the Securities Act provided by
Section 4(2) thereof and/or Regulation D promulgated thereunder. In connection with the employment of each of the selling stockholders, Snowball agreed to register the shares of common stock offered under this prospectus under the Securities Act. The selling stockholders may indemnify brokers, dealers, agents or underwriters that participate in transactions involving sales of the shares against specific liabilities, including liabilities arising under the Securities Act and/or Exchange Act. Snowball will pay substantially all of the expenses incident to the offering of the shares by the selling stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents.

     We may suspend the use of this prospectus if we learn of any event that causes the prospectus to include an untrue statement of a material fact or to omit to state a material fact required to be stated in this Prospectus or necessary to make the statements in the prospectus not misleading in the light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling stockholder.

                                 LEGAL MATTERS

     Fenwick & West LLP, San Francisco, California, will provide Snowball with an opinion as to legal matters in connection with the registration statement covering the common stock.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents that we have filed with the Commission are incorporated into this prospectus by reference:

          . the registration statement on Form S-8 of which this prospectus is a part, and the exhibits filed with this registration statement and incorporated into this registration statement by reference;

          . our prospectus filed on March 21, 2000 pursuant to Rule 424(b) under the Securities Act relating to the registration statement on Form S-1 (File No. 333-93487), which contains our audited financial statements as of December 31, 1997, 1998 and 1999;

          . our quarterly report on Form 10-Q for the quarter ended June 30, 2000 filed with the Commission on August 14, 2000;

          . the description of our common stock contained in our registration statement on Form 8-A filed on January 25, 2000 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

          . all documents subsequently filed by us pursuant to Sections 13(a), 13(c) 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

     To the extent that any statement in this prospectus is inconsistent with any statement incorporated by reference, the statement in this prospectus shall control and the incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus or the registration statement of which it is a part.

     Because we are subject to the informational requirements of the Exchange Act, we file reports and other information with the Commission. Reports, registration statements, proxy and information statements and other information that we have filed can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Commission's public reference facilities by calling 1-800-SEC-0330. The Commission also maintains a web site that contains all information that is filed electronically with the Commission. This web site can be accessed at http://www.sec.gov.

     We have filed with the Commission a registration statement on Form S-8 under the Securities Act with respect to the common stock offered under this prospectus. This prospectus does not contain all of the information in the registration statement. You should refer to the registration statement for further information with respect to us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the Commission's principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the Commission.

     We will furnish without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). You should direct any written request for copies to Investor Relations, Snowball.com, Inc., 250 Executive Park Blvd., Suite 4000, San Francisco, CA 94134. You may also telephone our Investor Relations department at (415) 508-2000.

________________________________________________________________________________
________________________________________________________________________________





                              SNOWBALL.COM, INC.

                                    ______


                                  PROSPECTUS
                                    ______

                              September 11, 2000




________________________________________________________________________________
________________________________________________________________________________

                                    PART II
                                    -------
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
              --------------------------------------------------

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

       The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

       (a) Registrant's prospectus filed on March 21, 2000 pursuant to Rule 424(b) under the Securities Act relating to the registration statement on Form S-1 (File No. 333-93487), which contains audited financial statements of the Registrant as of December 31, 1997, 1998 and 1999.

       (b) Registrant's quarterly report on Form 10Q for the period ended March 31, 2000 filed with the Commission on May 15, 2000.

       (c) Registrant's quarterly report on Form 10-Q for the period ended June 30, 2000 filed with the Commission on August 14, 2000.

       (d) The description of Registrant's common stock contained in Registrant's registration statement on Form 8-A filed on January 25, 2000 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

       All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

          Not applicable.


ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

       In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and officers, as well as directors and officers of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise when they are serving in such capacities at the request of the Registrant, to the fullest extent permitted by the Delaware General Corporation Law; (ii) upon receipt of an undertaking to repay such advances if indemnification is determined to be unavailable, the Registrant is required to advance expenses, as incurred, to its directors and officers to the fullest extent permitted by the Delaware General Corporation Law in connection with a proceeding (except that the Registrant is not required to advance expenses to a person against whom it brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit); (iii) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees and agents; and (iv) the Registrant may not retroactively amend the Bylaw provisions in a way that adversely affects the indemnification provided thereunder.

     The Registrant's policy is to enter into indemnity agreements with each of its directors and officers. The indemnity agreements provide that directors and officers will be indemnified and held harmless against all expenses (including attorneys' fees), judgments, fines, ERISA excise taxes or penalties and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as a director or officer of the Registrant or as directors or officers of any other corporation, partnership or enterprise when they are serving in such capacities at the request of the Registrant; except that no indemnity is provided in a derivative action in which such director or officer is finally adjudged by a court to be liable to the Company due to willful misconduct in the performance of his or her duty to the Company, unless the court determines that such director or officer is entitled to indemnification. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims (i) initiated voluntarily by the indemnified party and not by way of defense, except with respect to a proceeding authorized by the Board of Directors and successful proceedings brought to enforce a right to indemnification and/or advancement of expenses under the indemnity agreements;
(ii) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement; (iii) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act and related laws and regulations; (iv) on account of conduct by an indemnified party that is finally adjudged to have been in bad faith or conduct that the indemnified party did not reasonably believe to be in, or not opposed to, the best interests of the Registrant; (v) on account of any criminal action or proceeding arising out of conduct that the indemnified party had reasonable cause to believe was unlawful; or (vi) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

     The indemnity agreements require a director or officer to reimburse the Registrant for expenses advanced only if and to the extent it is ultimately determined that the director or executive officer is not entitled, under Delaware law, the Registrant's Certificate of Incorporation, the Registrant's Bylaws, his or her indemnity agreement or otherwise to be indemnified for such expenses. The indemnity agreements provide that they are not exclusive of any rights a director or executive officer may have under the Certificate of Incorporation, the Bylaws, other agreements, any majority-in-interest vote of the stockholders or vote of disinterested directors, Delaware law, or otherwise.

     The indemnity agreements require the Registrant to maintain director and officer liability insurance to the extent that it is economically reasonable. The Registrant currently carries a director and officer insurance policy.

     The Registrant intends to enter into indemnification agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Certificate of Incorporation and Bylaws and to provide additional procedural protections in the event of litigation. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

     Reference is also made to Section 8 of the Underwriting Agreement relating to Registrant's initial public offering, effected pursuant to Registrant's Registration Statement on Form S-1 (Registration No. 333-93487) originally filed with the Commission on December 23, 1999, as subsequently amended (the "Form S-1"), which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant's Certificate of Incorporation, Bylaws and the indemnity agreements to be entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

     See also the undertakings set out in response to Item 9.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.


       The Registrant issued a total of 2,378,021 shares of its common stock to two individuals pursuant to restricted stock purchase agreements of the Registrant. These shares were issued in private transactions that were exempt from registration under the Securities Act by virtue of Regulation D/Section 4(2) of the Securities Act.

ITEM 8.   EXHIBITS.

Exhibit
Number                                                                Exhibit Title
   4.01   Registrant's Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit
          3.02 filed with the Form S-1).

   4.02   Registrant's Restated Bylaws (incorporated by reference to Exhibit 3.04 filed with the Form S-1).

   4.03   Affiliation, Inc. Founders Stock Purchase Agreement dated as of February 1, 1999.

   4.04   Snowball.com, Inc. Early Exercise Restricted Stock Purchase Agreement dated as of November 30, 1999.

   5.01   Opinion of Fenwick & West LLP regarding legality of the securities being registered.

  23.01   Consent of Fenwick & West LLP (included in Exhibit 5.01)

  23.02   Consent of Ernst & Young LLP, Independent Auditors.

  24.01   Power of Attorney (see the signature page to this Registration Statement).


ITEM 9.  UNDERTAKINGS.

       The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

           (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

           (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the
--------  -------
information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona
                                                                           ----
fide offering thereof.
----

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
            ---------

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the provisions discussed in Item 6 hereof, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Mark A. Jung and James R. Tolonen, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 11th day of September, 2000.

                        SNOWBALL.COM, INC.

                        By: /s/ James R. Tolonen
                            ---------------------------------------------------
                            James R. Tolonen
                            Chief Financial Officer and Chief Operating Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                                  Title                        Date
---------------------------------    ----------------------------------  -------------------
Principal Executive Officer:

/s/ Mark A. Jung
-----------------------------        President, Chief Executive Officer  September 11, 2000
Mark A. Jung                         and a Director

Principal Financial Officer:

/s/ James R. Tolonen
-----------------------------        Chief Financial Officer, Chief      September 11, 2000
James R. Tolonen                     Operating Officer and a Director


Principal Accounting Officer:

/s/ Janette S. Chock
-----------------------------        Controller                          September 11, 2000
Janette S. Chock

Additional Directors:

/s/ Christopher Anderson
-----------------------------        Director                            September 11, 2000
Christopher Anderson

/s/ Richard A. LeFurgy
-----------------------------        Director                            September 11, 2000
Richard A. LeFurgy

/s/ Michael Orsak
-----------------------------        Director                            September 11, 2000
Michael Orsak

/s/ Robert H. Reid
-----------------------------        Director                            September 11, 2000
Robert H. Reid

                                 EXHIBIT INDEX
                                 -------------

Exhibit
Number                                       Exhibit Title
------                                       -------------
   4.03     Affiliation, Inc. Founders Stock Purchase Agreement dated as of February 1, 1999.

   4.04     Snowball.com, Inc. Early Exercise Restricted Stock Purchase Agreement dated as of November 30, 1999.

   5.01     Opinion of Fenwick & West LLP regarding legality of the securities being registered.

  23.01     Consent of Ernst & Young LLP, Independent Auditors.

  24.01     Power of Attorney (see the signature page to this Registration Statement).